Exhibit 99
August 16, 2006
Dear Shareholders:
This letter will provide additional insight into the performance of Mackinac Financial Corporation for the second quarter of 2006. We continued our 2006 growth in loans and deposits and now have established the foundation of assets necessary for continued profitability.
For the remainder of 2006, we will continue to concentrate on well priced loan growth with funding emphasis on core deposits. This balance sheet growth will lead to increased profitability if we are successful in the execution of the remainder of our plan goals to further reduce noninterest expense and modestly increase noninterest income.
Second Quarter 2006 in-Review
The second quarter marked continued success in the following areas:
•	Continued momentum in loan production at $32.1 million in the second quarter;

•	Credit Quality:
➢	Nonaccrual loans at .16% of total loans

➢	Nonperforming assets at .14% of total assets
In the second quarter we were mildly disappointed with:
•	Core deposit growth at $2.3 million, lower than first quarter growth of $8.9 million

•	Noninterest expense slightly up from the first quarter
Loan Production
The second quarter provided continued loan growth in all markets. We remain optimistic for the remainder of 2006, yet recognize the effect of a slowing Michigan economy on future opportunities within some of our markets. Growing loans has been the first focal point of our strategy and we have concentrated primarily on commercial loans. In 2006 we have also experienced a resurgence of consumer loan growth. So far in 2006, the Bank has grown consumer loan outstandings by $4.6 million, or 9.8%. We believe that this is further evidence that our decision last year to re-brand the Bank was a good one and it will produce a good return on investment for shareholders. The table and chart below illustrate the success we have experienced in generating loans for the six quarters following recapitalization.

NEW LOAN PRODUCTION

	2005
	First	Second	YTD	Third	Fourth	2005
(dollars in thousands)	Quarter	Quarter	06/30/05	Quarter	Quarter	Total
REGION
Upper Peninsula	$6,861	$9,099	$15,960	$9,090	$19,263	$44,313
Northern Lower Peninsula	686	12,449	13,135	9,698	13,786	36,619
Oakland County	1,100	12,480	13,580	10,434	12,813	36,827

TOTAL	$8,647	$34,028	$42,675	$29,222	$45,862	$117,759

	2006
	First	Second	YTD
	Quarter	Quarter	06/30/06
REGION
Upper Peninsula	$7,592	$14,082	$21,674
Northern Lower Peninsula	7,621	7,655	15,276
Oakland County	14,884	10,320	25,204

TOTAL	$30,097	$32,057	$62,154

The chart below illustrates the portfolio mix of loans for each period end:
Credit Quality
We are pleased that the significant loan growth for 2005 and the first half of 2006 was accomplished without compromising credit quality. As of June 30, 2006, the Corporation’s nonaccrual loans and total nonperforming assets remained at levels considered below peer. The reserve for loan losses was reduced by $600,000 in the first quarter in recognition of the outstanding credit quality. The reserve at June 30, 2006 stood at $5.415 million, 1.91% of loans outstanding.
Core Deposit Growth
The growth of core deposits, which we define as demand deposits, interest bearing checking accounts, money market and savings accounts, and certificates of deposits that are generated by our branch system, continued during the second quarter of 2006, although at a slower pace. We were mildly disappointed with the growth; however, we believe this slowdown is seasonal in nature. We are pleased with the growth overall and continue to experience new account openings which we believe will lead to greater core balances in future periods.

The table and chart below show changes in dollars and number of accounts lost and added by quarter.
DEPOSIT ACCOUNT ACTIVITY

	2005
	First	Second	YTD	Third	Fourth
(dollars in thousands)	Quarter	Quarter	06/30/05	Quarter	Quarter
Core deposit balances	$150,567	$156,195		$162,303	$174,530

Deposit balance, change	$(2,282)	$5,628	$3,346	$6,108	$12,227

Accounts opened	272	880	1,152	956	1,428
Accounts closed	461	748	1,209	603	867

Net change	(189)	132	(57)	353	561

Total accounts	15,837	15,922		18,415	18,415

Average balance, per account (in whole dollars)	$9,507	$9,810		$9,477	$9,477

	2006
	First	Second	YTD
	Quarter	Quarter	06/30/06
Core deposit balances	$183,438	$185,784

Deposit balance, change	$8,908	$2,346	$11,254

Accounts opened	1,236	1,597	2,833
Accounts closed	655	1,088	1,743

Net change	581	509	1,090

Total accounts	19,063	19,572

Average balance, per account (in whole dollars)	$9,622	$9,492

Growth in core deposits is important since this less expensive loan funding source will provide the benefits of higher levels of profitability. We are pleased with our progress in growing core deposits but recognize that maintaining future growth at our recent pace will be challenging. We have benefited from our new brand image and the reintroduction of mBank in our historical branch locations. The reintroduction, along with more competitive products and pricing, has allowed us to regain market share. Further growth in these markets is now dependent upon successful marketing supported by a still developing sales culture along with growth in business related accounts as we continue to introduce business banking products that will enhance existing relationships.

Noninterest Income
Noninterest income amounted to $251,000 during the second quarter, well below our planned level of $356,000. Looking forward, noninterest income presents challenges since the Corporation currently has a limited platform for growth. The secondary mortgage market has not developed as we had hoped, and the expected housing slowdown will result in plan variances for the remainder of 2006. We will be initiating a deposit overdraft program late in the third quarter which we believe will increase noninterest revenue.
Noninterest Expense
In the second quarter of 2006, we had a modest increase in noninterest expense. This increase was due to the legal costs we incurred to pursue legal action against the former accountants of the Corporation. We have in fact continued our plan for reduction of noninterest expense in most other categories as illustrated in the table below.
NONINTEREST EXPENSE

	2005
	First	Second	YTD	Third	Fourth	2005
(dollars in thousands)	Quarter	Quarter	06/30/05	Quarter	Quarter	Total
Salaries and employee benefits	$1,504	$1,606	$3,110	$1,555	$1,425	$6,090
Occupancy	226	247	473	275	305	1,053
Furniture and equipment	159	138	297	133	130	560
Data processing	246	246	492	234	994	1,720
Accounting, legal and consulting fees	318	228	546	204	136	886
Loan and deposit	293	250	543	153	156	852
Telephone	60	77	137	66	68	271
Advertising	139	243	382	314	118	814
Other	4,685	300	4,985	345	679	6,009

Total noninterest expense	7,630	3,335	10,965	3,279	4,011	18,255

Less:
Penalty — prepayment of FHLB borrowings	4,320	—	4,320	—	—	8,640
Data processing conversion costs	—	—	—	—	815	815

Noninterest expense, as adjusted	$3,310	$3,335	$6,645	$3,279	$3,196	$8,800

	2006
	First	Second	YTD
	Quarter	Quarter	06/30/06
Salaries and employee benefits	$1,594	$1,496	$3,090
Occupancy	317	293	610
Furniture and equipment	156	155	311
Data processing	154	182	336
Accounting, legal and consulting fees	200	414	614
Loan and deposit	129	98	227
Telephone	49	51	100
Advertising	70	107	177
Other	328	225	553

Total noninterest expense	$2,997	$3,021	$6,018

The table below illustrates the progress we have made in controlling noninterest expense. Excluding the one-time extraordinary costs referred to above, noninterest expenses have declined in each successive quarter. The slight increase of $24,000 from the first quarter of 2006 to the second quarter of 2006, due to legal expense, is not indicative of an expansion of expense. We have reduced total noninterest expense more than 10% in the last year. Increases in noninterest expense have occurred in occupancy and furniture and equipment expense, due mainly to the lease costs associated with our Birmingham branch, which was established in June 2005 and approved as a full service branch in January 2006. These increased costs were anticipated as a part of our initial strategic plan for the

Birmingham location. We initiated, during the first quarter of 2006, a cost reduction program, which we expect to provide annualized cost reductions amounting to $450,000 for 2006 and $600,000 in 2007. We are diligent in our efforts to control expenses in order to achieve desired levels of profitability.
The chart below illustrates the progress we have made in controlling operating expenses along with the benefits of an increasing net interest margin.
EFFICIENCY RATIO*
COMPONENTS OF THE EFFICIENCY RATIO*

	Quarter ended,
(dollars in thousands)	03/31/05	06/30/05	09/30/05	12/31/05	03/31/06	06/30/06
Net interest income (FTE basis)	$2,351	$2,528	$2,643	$2,822	$2,800	$3,055
Noninterest income, excluding securities gain/loss	185	272	254	303	216	250

Total operating income (FTE basis)	2,536	2,800	2,897	3,125	3,016	3,305

Noninterest expense	$3,310	$3,335	$3,279	$3,246	$2,997	$3,021

Efficiency ratio	130.51%	119.10%	113.19%	103.85%	99.37%	91.41%

*	The efficiency ratio calculation excludes the FHLB prepayment penalty and the data processing conversion costs.
Capital
As of June 30, 2006, your Corporation was well capitalized. The strong growth of the Corporation has presented us with challenges to maintain the regulatory capital ratios of the bank. In the second quarter the Corporation established a $6 million line of credit at a correspondent bank to provide the necessary funding for additional capital infusions into the Bank. High growth requires capital and the Corporation will be exploring different short-term and long-term capital solutions to sustain our growth and profitability objectives.
Looking Forward
We continued our progress to core profitability in the second quarter. The foundation has been built with strong loan growth and supported by increased core deposit balances. We are very conscious of the importance for mBank and MFNC to increase this core profitability and demonstrate the ability to achieve a strong ROA and ROE performance in 2007 and beyond.
Sincerely,
Paul D. Tobias
Chairman and CEO

Mackinac Financial Corporation Selected Financial Highlights

	June 30,	December 31,	June 30,
	2006	2005	2005
	(Unaudited)		(Unaudited)
Selected Financial Condition Data (at end of period):
Total assets	$352,497	$298,722	$276,111
Total loans	283,110	239,771	204,503
Total deposits	284,165	232,632	207,814
Borrowings and subordinated debentures	37,617	36,417	36,484
Total shareholders’ equity	27,179	26,588	28,517

Selected Statements of Income Data (six months and year ended):
Net interest income	$5,614	$9,780	$4,593
Income (loss) before taxes	663	(7,364)	(5,818)
Net income (loss)	688	(7,364)	(5,818)
Income (loss) per common share — Basic	.20	(2.15)	(1.70)
Income (loss) per common share — Diluted	.20	(2.15)	(1.70)

Three Months Ended
Net interest income	$2,935	$2,680	$2,388
Income (loss) before taxes	165	(1,028)	(577)
Net income (loss)	190	(1,028)	(577)
Income (loss) per common share — Basic	.05	(.30)	(.17)
Income (loss) per common share — Diluted	.05	(.30)	(.17)

Selected Financial Ratios and Other Data (six months and year ended):
Performance Ratios:
Net interest margin	3.63%	3.64%	3.63%
Efficiency ratio	95.21	160.43	205.52
Return on average assets	.42	(2.58)	(4.06)
Return on average equity	5.11	(25.63)	(39.18)

Average total assets	$330,980	$285,896	$287,252
Average total shareholders’ equity	$27,135	$28,732	$29,781
Average loans to average deposits ratio	99.64%	98.17%	95.51%

Common Share Data (at end of period):
Market price per common share	$10.27	$9.10	$15.23
Book value per common share	$7.93	$7.76	$8.32
Common shares outstanding	3,428,695	3,428,695	3,428,695

Other Data (at end of period):
Allowance for loan losses	$5,415	$6,108	$6,636
Non-performing assets	$498	$1,059	$3,273
Allowance for loan losses to total loans	1.91%	2.55%	3.24%
Non-performing assets to total assets	.14%	.35%	1.19%
Number of:
Employees	100	106	103
Branch locations	13	12	12
QUARTERLY FINANCIAL SUMMARY

*(Dollars in thousands, except per share data)				Average
	Average	Average	Average	Shareholders’	Return on Average		Net Interest	Efficiency	Net Income	Book Value
Quarter Ended	Assets	Loans	Deposits	Equity	Assets	Equity	Margin	Ratio	Per Share	Per Share
June 30, 2006	$342,821	$273,686	$274,591	$27,213	0.22%	2.82%	3.64%	91.41%	$.05	$7.93
March 31, 2006	319,007	250,735	254,720	27,055	0.63	7.47	3.62	99.37	.15	7.93
December 31, 2005	288,619	224,386	219,967	27,288	(1.41)	(14.95)	3.96	128.37	(.30)	7.76
September 30, 2005	280,506	209,795	211,197	28,112	(0.73)	(7.39)	3.79	113.19	(.15)	8.14
June 30, 2005	277,754	197,545	206,875	28,879	(0.83)	(8.01)	3.67	119.10	(.17)	8.32
March 31, 2005	296,856	199,703	209,035	30,692	(7.16)	(69.25)	3.21	300.96	(1.53)	8.42
December 31, 2004	327,543	218,962	211,685	8,455	2.95	114.17	2.48	71.83	8.25	10.13
September 30, 2004	346,078	226,951	236,418	6,096	(0.87)	(49.53)	2.25	120.66	(2.17)	18.44
June 30, 2004	372,246	244,515	260,031	7,628	(1.72)	(84.13)	2.28	146.88	(4.56)	16.77

*	Historical per share data has been adjusted for the 20:1 reverse stock split distributed in December 2004.